Exhibit 7

PROCAPS GROUP, S.A.

SUBSCRIPTION AND CONVERSION AGREEMENT

by and between

Procaps Group, S.A.

and

Flying Fish Ventures L.P.

Saint Thomas Commercial S.A.

and

Santana S.A.

as of April 9, 2025

PROCAPS GROUP, S.A.

SUBSCRIPTION AND CONVERSION AGREEMENT

This Subscription and Conversion Agreement (this “Agreement”) is made as of April 9, 2025, by and between Procaps Group, S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9 rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B253360 (the “Company”), Flying Fish Ventures L.P., a Canada limited partnership (“Flying Fish”), Saint Thomas Commercial S.A., a sociedad anónima organized under the laws of Panamá (“ST Commercial”), and Santana S.A., a sociedad anónima organized under the laws of Chile (“Santana” and jointly with Flying Fish and ST Commercial, the “Subscribers” and each, a “Subscriber”). Capitalized terms shall have the meaning assigned to such terms in Section 2 and throughout the rest of this Agreement.

The parties hereby agree as follows:

1.	Conversion, Subscriptions and Closing.

1.1 Subscription and Conversion.

(a)  Subject to the terms and conditions of this Agreement, the Subscribers hereby irrevocably (i) elect to Convert the Secured Convertible Notes into (A) 11,497,437 Ordinary Shares (the “Shares”), by offsetting all outstanding Note Obligations as the subscription price to be paid for the issuance of the Shares (the “Subscription Price”) and (B) the Warrant, and (ii) subscribe for the Shares and the Warrant pursuant to the terms of the Secured Convertible Note Subscription Agreement, the Secured Convertible Notes Assignment Agreements and the Warrant Assignment Agreements (the “Subscription and Conversion”), it being noted that an amount of US $114,974.37 of the Note Obligations shall be allocated to the share capital of the Company and an amount of US $630,893.71 of the Note Obligations shall be allocated to the share premium of the Company on the Closing Date when the Shares are issued.

(b)  In accordance with (i) the provisions of the law of 10 August 1915 on commercial companies, as amended, and in particular, article 420-27 and (b) the provisions of articles 1289 to 1299 of the Luxembourg Civil code, the Subscribers and the Company hereby acknowledge that they hold undisputable, liquid, due and payable claims (créances certaines, liquides et exigibles) against each other and as a result, the Subscription Price can be set-off with the Note Obligations. For the avoidance of doubt, the Subscribers and the Company hereby agree that the entire amount of the Note Obligations shall be set-off against the Subscription Price (the “Set-Off”).

(c)  As a result of the Subscription and Conversion, and the Set-Off, the rights, title and interests in the Secured Convertible Notes assigned to the Subscribers pursuant to the Secured Convertible Notes Assignment Agreements (and all outstanding Note Obligations thereunder) are hereby deemed paid in full and cancelled, shall have no further force or effect, and shall not be reissued, assigned or re-sold.

1.2 Closing. The closing of the Subscription and Conversion, the Set-Off and the issuance of the Shares and the Warrant shall take place remotely via the exchange of documents and signatures on the date hereof, or at such other time and place as the Company and the Subscribers mutually agree upon in writing (which time and place are designated as the “Closing”). All proceedings to be taken and all documents to be executed and delivered by the Company and the Subscribers at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The date on which the Closing occurs shall be referred to in this Agreement as the “Closing Date.”

1.3 Deliveries.

(a)  Deliveries by the Subscribers. On the Closing Date, the Subscribers shall jointly and severally deliver, or cause to be delivered, to the Company:

(i)  written notice of the Subscribers’ election to Convert the Secured Convertible Notes (and all outstanding Note Obligations thereunder) in accordance with the terms of the Secured Convertible Note Subscription Agreement; and

(ii)  the rights, title and interests in the Secured Convertible Notes assigned to the Subscribers pursuant to the Secured Convertible Notes Assignment Agreements to the Company for cancellation.

(b)  Deliveries by the Company. The Company shall deliver or cause to be delivered to the Subscribers on the Closing:

(i)  reasonable evidence of the issuance to each Subscriber of its Percentage Allocation of the Shares and its Percentage Allocation of the Warrant;

(ii) a copy of the Transfer Agent Records;

(iii)  evidence of registration of each Subscriber in the register of shareholders of the Company as the owner of its Percentage Allocation of the Shares;

(iv)  a copy of the minutes of the Company Shareholders’ Meeting evidencing the Company Shareholders’ Approval; and

(v) a copy of the Board Resolutions.

2.  Defined Terms Used in this Agreement. In addition to the terms defined above (or elsewhere in this Agreement), the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)  “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Becaril” means Becaril S.A., a Uruguayan corporation (sociedad anónima).

(c) “Board” means the board of directors of the Company.

(d)  “Board Resolutions” means the resolutions to be adopted by the Board on the Closing in order to inter alia issue the Shares and the Warrant on the Closing Date.

(e)  “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the Grand Duchy of Luxembourg or in New York, NY, are authorized by Law to close.

(f)  “Category Four Lenders” means, collectively, The Prudential Insurance Company of America, Fortitude Life Insurance & Annuity Company (f/k/a Prudential Annuities Life Assurance Corporation), Cigna Health and Life Insurance Company, Bancolombia S.A., Banco Davivienda S.A., Banco BTG Pactual S.A. – Cayman Branch, and Banco BTG Pactual Colombia S.A.

(g)  “Category Four Loan Agreements” means those certain agreements described in Schedule 2(g) attached hereto and entered into by certain Group Companies and the Category Four Lenders.

(h) “Chemo” means Chemo Project SA, a Swiss corporation (società anonima).

(i)  “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder from time to time.

(j)  “Company’s Knowledge” means the actual knowledge of any of Melissa Angelini (Co-Chief Executive Officer), Alejandro Weinstein (Chairman of the Board of Directors), Nicolas Weinstein (Director), Camilo Camacho (Co-Chief Executive Officer), Maria Alejandra Molina (Corporate Director Legal Compliance), Natalia Caballero (Corporate Manager of Legal Affairs), and Mario Lopez (Financial Resources Director).

(k)  “Company Shareholders’ Approval” means the approval of the shareholders of the Company, at the Company Shareholders’ Meeting, to inter alia increase the authorized share capital to allow the Company to issue new Ordinary Shares (A) in the Equity Raise, (B) upon the conversion of the Secured Convertible Notes, (C) upon the exercise of the Warrant, and (D) to issue new Ordinary Shares in implementation of the Debt Conversion.

(l)  “Company Shareholders’ Meeting” means the extraordinary general meeting of shareholders held on March 24, 2025, in accordance with the terms set forth in the convening notice published by the Company in the Luxemburger Wort and the electronic gazette Recueil Electronique des Sociétés et Associations, for the purpose of obtaining the Company Shareholders’ Approval.

(m)  “Conversion” means the conversion of the Secured Convertible Notes and all amounts of principal and interest outstanding thereunder into Ordinary Shares and the Warrant pursuant to Section 3 of the Secured Convertible Notes Subscription Agreement. The terms “Converted,” “Convertible,” “Convert,” and other forms of the word “Conversion” shall have correlative meanings.

(n)  “Encumbrance” means any mortgage, lien, pledge, charge, right of first refusal, encumbrance, deed of trust, easement, encroachment, restriction on the right to vote, sell, transfer or otherwise dispose of any capital stock, other voting securities, properties and assets, or any other security interest or rights of third parties or any agreement to create any of the foregoing.

(o)  “Equity Raise” means the Company’s private offering of Ordinary Shares to “accredited investors,” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, in a transaction that is, or a series of transactions that are (including the subscription and issuance of the Shares pursuant hereto) exempt from registration under the Securities Act and occur on or prior to the consummation of the Debt Restructuring, for an aggregate amount of no more than US $90,000,000 (which, for the avoidance of doubt, excludes the proceeds received in connection with the issuance of the Secured Convertible Notes).

(p)  “ERISA” means the United States Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

(q)  “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with any Group Company under section 414 of the Code.

(r)  “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(s)  “Fraud” means conduct consisting of all of the following elements: (A) representation made of material fact, (B) that was untrue, (C) which the party making the representation knew to be untrue at the time such representation was made, (D) with the intent to deceive and for the purpose of inducing the recipient to act upon it, (E) on which the recipient relied and (F) as a result of such reliance, the recipient suffered Losses.

(t)  “Governmental Authority” means any sovereign government or any political subdivision thereof, whether federal, state or municipal, any legislative or judicial body, or autonomous constitutional body and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(u) “Group Companies” means the Company and all of its Subsidiaries, collectively.

(v)  “Hoche” means Hoche Partners Pharma Holding S.A., a public limited company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 58, rue Charles Martel, L-2134 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 206416.

(w)  “Intellectual Property” means any and all patents, utility models, copyrights and copyrightable works, trademarks, domain names, and all registrations and applications of the foregoing and trade secrets.

(x)  “Internal Investigation” means the internal investigation of the Group Companies initiated by the Company’s Audit Committee with the assistance of external advisors into matters involving the Company’s historical accounting treatment and associated financial statement disclosure.

(y)  “Judgment” means, with respect to any Person, any judgment, order, injunction, writ, award or decree of any Governmental Authority or arbitration tribunal applicable to such Person or any of its Subsidiaries or any of their respective properties or assets.

(z)  “Law” or “Laws” means any foreign, federal, state, provincial or local laws, statutes, codes, ordinances, rules, regulations, resolutions or Judgments issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(aa)  “Losses” means any actual damages, losses, claims, liabilities, demands, charges, suits, penalties, fees, Taxes, interest, costs and expenses (including out-of-pocket costs of investigation and defense and reasonable out-of-pocket attorneys’ fees and disbursements and expenses of experts). “Losses” shall exclude any consequential, incidental and indirect damages, lost profits, loss of business reputation or opportunity, and punitive, special and exemplary damages and, in particular, no “diminution in value”, “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses.

(bb)  “Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Group Companies taken as a whole.

(cc)  “Material Adverse Effect” means any change, event, state of facts, circumstance, condition, or effect that results, or would reasonably be expected to result, in a material and significant Loss or detriment to the condition (financial or otherwise), results of operations, properties, assets, relationships with suppliers or business of the Group Companies taken as a whole, provided, however, in no event shall any fact, circumstance, condition, event, change, development, occurrence or effect constitute or be taken into account in determining the occurrence of a Material Adverse Effect if it relates to, arises out of or results from (i) general economic, social or political conditions, (ii) changes in the financing, banking, trade, currency or capital markets in general; (iii) changes in applicable Laws or changes in accounting statutes, requirements or principles that are enacted and become valid after the date hereof; (iv) matters generally affecting the industries, market sectors or territory in which the Group Companies operate (including Pandemic Measures); (v) the announcement of the transactions contemplated by this Agreement (including any impact of the transactions contemplated by this Agreement on the relationships with customers or employees); (vi) acts of God or terrorism, any natural disaster, pandemics or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; or (vii) the failure by any of the Group Companies to meet internal or published projections, forecasts or revenue or earning predictions for any period.

(dd)  “Multiemployer Plan” means any “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

(ee)  “Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by any Group Company or any of its Subsidiaries primarily for the benefit of employees of any Group Company or one or more of its Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

(ff)  “Note Obligations” means the corresponding portion of all accrued and unpaid principal, interest and all other amounts due and owing under the Secured Convertible Notes that were assigned to the Subscribers pursuant to the Secured Convertible Notes Assignment Agreements, totaling US $745,868.08 as of the Closing Date.

(gg)  “Ordinary Shares” means the ordinary shares of the Company, each having a nominal value of US $0.01 per share.

(hh)  “Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including, as applicable, its articles of incorporation, by-laws, articles of association or similar corporate or organizational documents, as amended, supplemented or restated from time to time.

(ii)  “Other Investors Subscription and Conversion Agreements” means, collectively, (i) that certain Subscription and Conversion Agreement to be entered into between the Company and Chemo and Becaril on or about the Closing Date, pursuant to which Chemo and Becaril will be issued by the Company certain Ordinary Shares and a certain warrant, upon the conversion of the Secured Convertible Notes; and (ii) that certain Subscription and Conversion Agreement to be entered into between the Company and Hoche on or about the Closing Date, pursuant to which Hoche will be issued by the Company certain Ordinary Shares and a certain warrant, upon the conversion of the Secured Convertible Notes.

(jj)  “Pandemic Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority having jurisdiction over the Group Companies in connection with or in response to COVID-19 or other pandemics.

(kk)  “Percentage Allocation” means 74.058541% with respect to Flying Fish, 12.970729% with respect to ST Commercial and 12.970729% with respect to Santana.

(ll)  “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority, including certificates and licenses to operate manufacturing or storage facilities.

(mm)  “Person” means any individual, corporation, partnership, trust, limited liability company, association, Governmental Authority or other entity.

(nn)  “Plan” means an “employee pension benefit plan” (as defined in section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by any Group Company or any ERISA Affiliate or with respect to which any Group Company or any ERISA Affiliate may have any liability.

(oo)  “Redeemable A Shares” means the redeemable A shares of the Company, nominal value US $0.01 per share.

(pp)  “Redeemable B Shares” means the redeemable B shares of the Company, nominal value US $0.01 per share.

(qq) “Representation Date” means April 3, 2025.

(rr)  “Restatement” means the restatement of the Company’s financial statements for the fiscal year ended December 31, 2023, to be filed with the SEC under Form 20-F.

(ss) “SEC” means the Securities and Exchange Commission.

(tt)  “Secured Convertible Note Subscription Agreement” means that certain Secured Convertible Note Subscription Agreement dated November 29, 2024, between the Company and Hoche, as amended from time to time, and pursuant to which the Company issued the Secured Convertible Notes.

(uu)  “Secured Convertible Notes” means (i) that certain Secured Convertible Note issued by the Company to Hoche on November 29, 2024, in the principal amount of US $20,000,000, and (ii) that certain Secured Convertible Note issued by the Company to Hoche on December 27, 2024, in the principal amount of US $20,000,000.

(vv)  “Secured Convertible Notes Assignment Agreements” means those certain Assignment and Assumption Agreements, each dated April 9, 2025, between Hoche and each of the Subscribers, and acknowledged by the Company, pursuant to which Hoche assigned to such Subscribers certain of its rights, title, and interest in and to the Secured Convertible Note Subscription Agreement and the Secured Convertible Notes.

(ww)  “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(xx)  “Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing Ordinary Shares).

(yy)  “Specified Indemnity” means any Loss to the Company deriving from any “illegal acts” performed by any of the Company’s directors or officers and identified under the Internal Investigation, to the extent that such Loss is not covered by any insurance policy of any of the Group Companies, including any Company’s directors and officers (D&O) insurance policy.

(zz)  “Subscribers Subscription Agreement” means that certain subscription agreement dated April 3, 2025, between the Company and the Subscribers, entered into in connection with the Equity Raise.

(aaa)  “Subscription Agreements” means those certain subscription agreements entered into by the Company with any Person in connection with the Equity Raise, other than the Subscribers Subscription Agreement.

(bbb)  “Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). The term “Subsidiaries” shall have a correlative meaning.

(ccc)  “Tax” or “Taxes” means any federal, state, local or foreign taxes, including all net income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum or other tax of any kind whatsoever, including any interest, penalty or addition thereto imposed by a Tax Governmental Authority.

(ddd) “Third Party Investors” means Hoche, Chemo and Becaril.

(eee)  “VWAP” means the volume-weighted average price per share, rounded to the nearest four decimal points, of the Ordinary Shares of the Company traded over-the-counter (OTC) or on any stock exchange, for the relevant period.

(fff)  “Warrant” means the warrant issuable to the Subscribers upon the Subscription and Conversion, in a “warrant amount” of US $2,500,000.

(ggg)  “Warrant Assignment Agreements” means those certain Assignment and Assumption Agreements, each dated April 9, 2025, between Hoche and each of the Subscribers, and acknowledged by the Company, pursuant to which Hoche assigned to such Subscribers its rights, title, and interest in and to the Warrant upon conversion of the Secured Convertible Notes.

3.  Representations and Warranties of the Group Companies. The Company hereby represents and warrants to each Subscriber, as of the Closing Date, as follows:

3.1 Organization. The Company is a public limited liability company (société anonyme), duly incorporated and validly existing under the Laws of the Grand Duchy of Luxembourg. Each of the Subsidiaries of the Company is duly organized and validly existing under the Laws of its respective jurisdiction of organization. The Company and each Subsidiary of the Company has the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

3.2 Authority Execution. The Company has corporate power and authority to execute and deliver this Agreement, and, subject to the Board Resolutions, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Subject to the Board Resolutions, the execution, delivery and performance by the Company of this Agreement, the performance by the Company of its obligations and the consummation of the transactions provided for herein have been duly and validly authorized, including by all necessary corporate action. This Agreement has been duly and validly executed by the Company and, subject to the Board Resolutions, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

3.3 Capitalization.

(a)  As of the Representation Date, the authorized capital stock of the Company consists of (i) 2,600,000,000 Ordinary Shares, of which 112,824,183 Ordinary Shares are issued and outstanding, (ii) 4,000,000 Redeemable A Shares, all of which are issued and held in treasury, and (iii) 4,500,000 Redeemable B Shares, all of which are issued and held in treasury. All of the issued Ordinary Shares, Redeemable A Shares and Redeemable B Shares were validly issued, fully paid and non-assessable. As of the Representation Date, the Company has issued (i) 23,375,000 warrants that are outstanding, each entitling their holders to purchase one Ordinary Share at an exercise price of US $11.50 per share; and (ii) the Secured Convertible Notes convertible into Ordinary Shares and the Warrant.

(b)  Except as set forth in Section 3.3(a), as of the Representation Date, there are no outstanding or authorized (i) capital stock, equity securities or voting securities of the Company, (ii) securities of Company or any Subsidiary convertible into or exchangeable for capital stock, equity securities or voting securities of the Company or (iii) other than as contemplated by the Debt Restructuring, the Debt Conversion or the Equity Raise, options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock or equity securities, voting securities or securities convertible or exchangeable for such shares of capital stock or other equity interests or voting securities of the Company or any of its Subsidiaries.

(c)  The Subsidiaries of the Company, as of the Representation Date, are listed in Schedule 3.3, attached hereto.

3.4 Valid Issuance of Shares. The Shares have been duly authorized and, when issued pursuant to the terms of this Agreement and the Board Resolutions at the Closing, will be validly issued, fully paid and non-assessable, free and clear of any Encumbrances (other than Encumbrances imposed by the Organizational Documents of the Company in effect as of the Representation Date, and applicable securities laws), and will not have been issued in violation of any preemptive rights, rights of first refusal or offer, or registration rights. Each Share entitles the holder thereof to one vote.

3.5 No Conflicts. The execution by the Company of this Agreement, the performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and, at the Closing, will not (A) conflict with or violate any provision of the Company’s or any of its Subsidiaries’ Organizational Documents, (B) result in a breach of or constitute a default under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations pursuant to, any note, bond, mortgage, contract, confidentiality agreement or similar agreement, lease, license, or any other agreement to which the Company or any of its Subsidiaries is a party or by which the Company’s or any of its Subsidiaries’ properties or assets are bound or affected, or (C) violate or conflict with, constitute a breach of or default under, any Judgment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its properties are bound; except, in the cases of each of items (B) and (C) above, for any conflict, violation, breach, default, termination, amendment, acceleration, cancellation, right or Encumbrance which, individually, would not materially and adversely affect any of the Group Companies or materially impair the Company’s ability to consummate the transactions contemplated hereby.

3.6 Consents, Filings and Approvals. Assuming the accuracy of the representations made by each Subscriber in Section 4 of this Agreement, no consent, approval, notification, authorization or order of, or declaration, filing or registration with any Governmental Authority or other third party is required to be obtained or made by or with respect to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except: (A) as may have already been obtained or will be obtained prior to the Closing, (B)  as may be required under the Securities Act, the Exchange Act or state securities laws, or (C) for cases where the failure to obtain (or give or make, as applicable) such consent, approval, notification, authorization, order, declaration, filing or registration, individually or in the aggregate, would not materially and adversely affect the Company and its Subsidiaries, taken as a whole, or the Company’s ability to consummate the transactions contemplated hereby.

3.7 Private Placement. Assuming the accuracy of the representations made by each Subscriber in Section 4 of this Agreement, no registration under the Securities Act or any state or non-US securities (or Blue Sky) Laws is required for the offer and sale of the Shares by the Company to the Subscribers as contemplated hereby.

3.8 Investment Company. The Company is not, and is not an Affiliate of, and immediately after the Subscription and Conversion of the Shares, will not be, and will not be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.9 No General Solicitation. Neither the Company nor any Person acting on behalf of the Company has offered or sold any of Ordinary Shares by any form of general solicitation or general advertising in connection with the transactions contemplated hereby. The Company has offered the Shares for sale only to the Subscribers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act. Neither the Company nor any Person acting on the Company’s behalf has, directly or indirectly, at any time within the past six (6)  months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Shares as contemplated hereby or (ii) cause the offering of the Shares pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions. Neither the Company nor any Person acting on the Company’s behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Shares, as contemplated hereby, to the registration provisions of the Securities Act.

3.10 Litigation. Except as set forth in Schedule 3.10 attached hereto, there is no claim, action, lawsuit, proceeding, arbitration, summons, or investigation of any nature (civil, criminal, regulatory, or otherwise) in Law or in equity, pending or, to the Company’s Knowledge, threatened in writing, against any Group Company in any court or before any Governmental Authority where (i) the Losses claimed against such Group Company exceed US $500,000, or (ii) where an injunctive relief prohibiting the consummation of the Equity Raise and other transactions contemplated herein is being sought (each, a “Material Litigation”).

3.11 Compliance with Applicable Laws. Except for any of the matters discovered as a result of the Internal Investigation, no Group Company is in conflict with, or in default, breach or violation of, any Law, including environmental Laws, employment Laws, as well as any Laws applicable to the production, quality control, labeling, storage, advertising, distribution and sale, and recall of pharmaceutical products, applicable to such Group Company or by which any property or asset of such Group Company is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not result, individually or in the aggregate, in a Material Adverse Effect.

3.12 Property. Except as set forth in Schedule 3.12 attached hereto, the Group Companies have good and valid title to, or a valid leasehold interest in, all their respective material assets and properties, free and clear of all Encumbrances, except for (i) Encumbrances consisting of easements, rights of way, zoning ordinances and other similar encumbrances affecting real property, (ii) liens for Taxes not yet due and payable or which may thereafter be paid without penalty, (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances securing amounts that are not past due, (iv) other imperfections of title which do not, individually or in the aggregate, materially impair the continued use or operation of any real property or personal property of the Group Companies to which they relate, (v) security interest over a cash collateral or similar account and the cash held in any such account securing amounts that are not past due, and (vi) any other Encumbrances that arise in the ordinary course of business and do not materially impair such Group Company’s ownership or use of such property or assets (“Permitted Encumbrances”). With respect to the property and assets it leases, except as set forth in Schedule 3.12 attached hereto, each Group Company is in material compliance with such leases and holds a valid leasehold interest free of any Encumbrances, other than Permitted Encumbrances or Encumbrances of the lessors of such property or assets.

3.13 SEC Matters; Internal Investigation. The Company has made available to the Subscribers accurate and complete copies of all material correspondence through the date hereof between the SEC, on the one hand, and the Company, on the other hand, including comment letters from the staff of the SEC, relating to the documents and records filed by Company with the SEC (the “Company SEC Documents “) containing unresolved comments and all written responses of the Company thereto. To the Company’s Knowledge, as of the Representation Date, no Company SEC Document is the subject of ongoing review, comment or investigation by the SEC. As of the Representation Date, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Document. To the Company’s Knowledge, no litigation, including any class action litigation or an effort to certify a litigation class, is currently underway in connection with the facts and circumstances reviewed under the Internal Investigation, including, without limitation, the Restatement. As of the Representation Date, the Company’s external auditor, Deloitte & Touche, S.A.S., has not, to the Company’s Knowledge, given notice to the Company of its intention to resign or terminate its relationship as external auditor to the Company prior to finalizing its audit in connection with the Restatement.

3.14 Permits. Products. None of the Group Companies has received in the twenty-four (24) months prior to the Representation Date, any written notice of, or been formally charged in writing by a Governmental Authority with, the violation of any Laws applicable to the ownership or operation of the business of each Group Company (including Laws applicable to manufacturing processes, quality and storage standards for the products sold by the Group Companies) that would be reasonably expected to result in more than US $500,000 in Losses. No product recall is currently underway or, to the Company’s Knowledge, anticipated. Except as set forth in Schedule 3.14 attached hereto, each Group Company owns or possesses all material Permits required under applicable Law to operate its business in the ordinary course of business consistent with past practices, and is current in the payment of any fees required to maintain such material Permits.

3.15 Transactions With Related Parties. Except (i) as set forth in Schedule 3.15, (ii)  for the purchase or sale of supplies, products, ingredients or inventory in the ordinary course of business of such Group Company, or (iii) if on terms no less favorable to such Group Company than those that could be obtained at the time of such transaction in arms’-length dealings with a Person that is not an Affiliate, as of the Representation Date, none of the Group Companies is a party to any contracts, transactions or other arrangements required to be disclosed under Item 7.B of SEC Form 20-F.

3.16 No Unlawful Payments. No Group Company nor, to the Company’s Knowledge, any director, officer, employee or agent of the Group Companies has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable anti-bribery or anti-corruption Law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit.

3.17 No Conflicts with Sanctions Laws. None of the Group Companies nor, to the Company’s Knowledge, any director, officer, employee or agent is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is any of the Group Companies located, organized or resident in a country or territory that is the subject or target of any of Sanctions, including, without limitation, the Crimea region of Ukraine, Kherson, Zaporhizhia, Cuba, Iran, Venezuela, North Korea, Syria, Sudan, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic or any other Covered Region of Ukraine (each, a “Sanctioned Country”). For the past three years, none of the Group Companies (i) have, to the Company’s Knowledge, engaged in or are now, to the Company’s Knowledge, engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions; and (ii) have been controlled by an entity or person that is or was the subject or the target of Sanctions or located in a Sanctioned Country.

3.18 Indebtedness and Other Financial Information. Schedule 3.18(a) attached hereto includes a list of all financial indebtedness of the Group Companies (other than any financial indebtedness owed by a Group Company to another Group Company), with reference to name of lender and principal terms of such indebtedness as of January 31, 2025. The financial information of the Group Companies in the audited consolidated balance sheet as at December 31, 2023 and the related statements of income, in each case as included in the Restatement, shall not be, as a whole, more detrimental to the Group Companies than the financial information of the Group Companies in the unaudited consolidated balance sheet as at December 31, 2023 and the related statements of income, in each case as set forth in Schedule 3.18(b), except to the extent it would not result, individually or in the aggregate, in a Material Adverse Effect.

3.19 Tax Matters.

(a)  All Tax returns required to be filed on or before the Closing Date by each Group Company have been, or will be, timely filed (taking into account any extension of time within which to file). All materials Taxes due and owing by the Group Companies (whether or not shown on any Tax return) have been, or will be, timely paid, except with respect to Taxes that are (whether or not such Taxes have been reported on any Tax returns) being contested in good faith.

(b)  There are no Encumbrances for Taxes upon the assets of any Group Company, other than Permitted Encumbrances.

(c)  There is no claim, audit, action, lawsuit, proceedings, examination, or investigation now pending or, to the Company’s Knowledge, threatened in writing against or with respect to any Group Company in respect of a material amount of Taxes, the non-payment of which would result in an Encumbrance on a Group Company.

(d)  Other than ordinary course routine audits, no Group Company has received any written notice for an audit of any material Taxes that has not been resolved or completed for a Tax period which the statute of limitations for assessments remains open.

3.20 Intellectual Property.

(a)  Each of the Group Companies owns or has the right to use all Intellectual Property that is exclusively used in, and material to, the conduct of the business of the Group Companies as currently conducted. Except as set forth on Schedule 3.20, there is no lawsuit pending or, to the Company’s Knowledge, threatened in writing against any Group Company by any third party contesting the ownership, use, infringement or misappropriation by any Group Company of any owned Intellectual Property which could reasonably be expected to result in damages in excess of US $500,000.

(b)  Except as set forth of Schedule 3.20, to the Company’s Knowledge, the operation of the business of each Group Company, as currently conducted by such Group Company is not infringing or misappropriating any Intellectual Property of any third party in any material respect.

3.21 Insurance.

(a)  Schedule 3.21 sets forth a list of material insurance policies under which the Group Companies are insured as of the Representation Date (the “Material Insurance Policies”). As of the Representation Date, all Material Insurance Policies are in full force and effect. None of the Group Companies have received written notice in the twelve (12) months prior to the Representation Date threatening cancellation or non-renewal of any of the Material Insurance Policies.

(b)  Each of the Group Companies party to the Material Insurance Policies is in material compliance with the terms of such Material Insurance Policies, and is not in default for the failure to pay any premiums due and payable thereunder.

(c)  Except as set forth on Schedule 3.21, in the twelve (12) months prior to the Representation Date, none of the Group Companies have had (A) any insurance claim relating exclusively to their respective business in excess of US $500,000 rejected or payment with respect thereto denied for such claim, or (B) the policy limit under any Material Insurance Policy exhausted.

3.22 No Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Group Companies.

3.23 Compliance with ERISA.

(a)  The Group Companies and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. None of the Group Companies nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA) except for any such liability that would not result in a Material Adverse Effect, and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by any Group Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Group Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)  The present value within the meaning of Section 3 of ERISA of the aggregate benefit liabilities within the meaning of Section 4001 of ERISA under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value within the meaning of Section 3 of ERISA of the assets of such Plan allocable to such benefit liabilities by an amount that would result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the applicable Group Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by an amount that would result in a Material Adverse Effect.

(c)  The Group Companies and their respective ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate would result in a Material Adverse Effect or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate would result in a Material Adverse Effect.

(d)  The expected postretirement benefit obligation (determined as of the last day of the applicable Group Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of any Group Company would not result in a Material Adverse Effect.

(e)  The execution and delivery of this Agreement and the issuance and sale of the Shares hereunder will not involve a non-exempt prohibited transaction under Section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.

(f)  All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply would not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by any Group Company have been paid or accrued as required, except where failure so to pay or accrue would not be reasonably expected to have a Material Adverse Effect.

4.  Representations and Warranties of the Subscribers. Each Subscriber, severally but not jointly, hereby represents and warrants to the Company, as of the Closing Date, as follows:

4.1 Organization. Such Subscriber is an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.

4.2 Authority Execution. Such Subscriber has the power and authority or capacity, as the case may be, and has taken all action necessary, to execute this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. To the extent such Subscriber is a legal entity, the execution and performance by such Subscriber of this Agreement, the performance by such Subscriber of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable. This Agreement has been duly and validly executed by such Subscriber, and constitutes legal, valid and binding obligations of such Subscriber, enforceable against such Subscriber in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.3 No Conflicts. The execution by such Subscriber of this Agreement, the performance by such Subscriber of this Agreement and the consummation of the transactions contemplated hereby do not and, at the Closing, will not (A) conflict with or violate any provision of its Organizational Documents, (B) result in a breach of or constitute a default under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations pursuant to, any note, bond, mortgage, contract, confidentiality agreement or similar agreement, lease, license, or other agreement to which such Subscriber is a party or by which such Subscriber’s properties or assets are bound or affected, or (C) violate or conflict with, constitute a breach of or default under, any Judgment to which such Subscriber is a party or by which such Subscriber or any of its properties are bound; except, in the cases of each of items (B) and (C) above, for any conflict, violation, breach, default, termination, amendment, acceleration, cancellation, right or Encumbrance which would not materially impair such Subscriber’s ability to consummate the transactions contemplated hereby.

4.4 Own Account. Such Subscriber understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities Law and is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities Law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares in violation of the Securities Act or any applicable state securities law.

4.5 Restrictive Legend. Such Subscriber agrees that any certificates or book-entry positions representing the Shares may, at the discretion of the Company, contain one or all of the following legends:

(a)  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, IS AVAILABLE.

(b)  Any legend required by the securities laws of any jurisdiction, including any state, to the extent such laws are applicable to the Shares.

4.6 Subscriber Status. At the time such Subscriber was offered Shares, it was, and as of the Closing Date, such Subscriber is or will be either: (i) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

4.7 Experience of Subscriber. Such Subscriber, either alone or together with its Representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Such Subscriber is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

4.8 General Solicitation. Such Subscriber is not purchasing Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

4.9 Access to Information. Such Subscriber has conducted its own independent investigation, review and analysis of the Company, including the Company’s business, results of operations, prospects, condition (financial or otherwise) and assets, and acknowledges that it has been provided (i) the opportunity to ask such questions as such Subscriber has deemed necessary of, and to receive answers from, Representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; and (ii) access to certain personnel, books and records, and other documents, data and information about the Company and its financial condition, results of operations, business, properties, management and prospects (including the reports prepared by accounting and legal advisors of the Company on the Company’s Internal Investigation) in connection with Subscriber’s evaluation of its investment. Such Subscriber has consulted, to the extent deemed appropriate by such Subscriber, with such Subscriber’s own advisers as to the financial, tax, legal, accounting, regulatory and related matters concerning an investment in such Shares and on that basis understands the financial, tax, legal, accounting, regulatory and related consequences of an investment in such Shares, and believes that an investment in the Shares is suitable and appropriate for such Subscriber in accordance with the terms of this Agreement.

4.10 Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder and any other purchase of securities of the Company in an offering by the Company, such Subscriber has not, nor has any Person acting on behalf of or pursuant to any understanding with such Subscriber, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Subscriber first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof.

4.11 Foreign Investor. Such Subscriber is not a United States person (as defined by Section 7701(a)(30) of the Code) and hereby represents that it has satisfied itself as to the full observance of the Laws of all jurisdictions applicable to such Subscriber in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within all such jurisdictions for the purchase of such Subscriber’s Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of such Subscriber’s Shares. Such Subscriber’s Subscription and Conversion and continued beneficial ownership of its Shares will not violate any applicable securities or other laws of such Subscriber’s jurisdiction.

4.12 No Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Subscriber or any of its Affiliates.

4.13 Financial Wherewithal. The obligations of such Subscriber under this Agreement are not subject to any conditions regarding such Subscriber’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

4.14 No Additional Representations.

(a)  Such Subscriber has conducted to such Subscriber’s satisfaction its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the Company, its Subsidiaries, their businesses and their operations, assets, condition (financial or otherwise) and prospects. Such Subscriber has been represented by, and had the assistance of, counsel in the conduct of such Subscriber’s due diligence, the preparation and negotiation of this Agreement, and the consummation of the transactions contemplated hereby.

(b)  SUCH SUBSCRIBER ACKNOWLEDGES AND AGREES THAT OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3, NONE OF THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY TO SUCH SUBSCRIBER OR ANY OF SUCH SUBSCRIBER’S AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING WITH RESPECT TO THE COMPANY OR ANY OF ITS AFFILIATES, THE SHARES, OR THE ASSETS OR LIABILITIES OF THE COMPANY AND ITS SUBSIDIARIES.

5.  Conditions to the Subscribers’ Obligations at the Closing. The Subscribers’ election to Convert the Secured Convertible Notes and all outstanding Note Obligations thereunder and subscribe for the issuance of the Shares and the Warrant in connection with the Subscription and Conversion at the Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by the Subscribers:

5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects (or, to the extent representations or warranties are qualified by materiality, in all respects) as of the Closing.

5.2 No SEC Action. The SEC shall have not notified or informed the Company that it has commenced any investigation against the Company or shall have not issued, or threatened in writing to issue, any Judgment against the Company.

5.3 Judgment Restraining Transactions. No Governmental Authority shall have issued a Judgment restraining or enjoining any of the transactions contemplated hereby.

5.4 Debt Restructuring. Each of the Group Companies party to the Category Four Loan Agreements shall have entered into definitive binding agreements with the Category Four Lenders to amend the Category Four Loan Agreements which may include the conversion of a portion of the Company’s debt into Ordinary Shares (the “Debt Conversion”), and shall include the terms set forth in Schedule 5.4 attached hereto (the “Debt Restructuring”).

6. [Intentionally Omitted].

7. Survival and Limitation on Liability.

7.1 Survival of Representations and Warranties and Covenants.

(a)  (i) The representations and warranties of the Company contained in Section 3.1 (Organization), Section 3.2 (Authority; Execution), Section 3.3 (Capitalization), Section 3.4 (Valid Issuance of Shares) and Section 3.22 (No Finder’s Fee) (collectively, the “Company Fundamental Representations”) shall survive the Closing and remain in full force and effect until the expiration of the relevant statute of limitations under applicable Law; (ii) all other representations and warranties of the Company contained in Section 3 shall survive the Closing and remain in full force and effect and for a term of six (6) months after the date of filing of the Restatement with the SEC; and (iii) the Specified Indemnity shall survive the Closing and remain in full force and effect and for a term of twelve (12) months after the date of filing of the Restatement with the SEC.

(b)  (i) The representations and warranties of the Subscribers contained in Section 4.1 (Organization), Section 4.2 (Authority; Execution) and Section 4.12 (No Finder’s Fee) (collectively, the “Subscriber Fundamental Representations”) shall survive the Closing and remain in full force and effect until the expiration of the relevant statute of limitations under applicable Law; and (ii) all other representations and warranties of the Subscribers contained in Section 4 shall survive the Closing and remain in full force and effect for a term of twelve (12) months after the Closing Date.

(c)  The covenants and other agreements of the parties set forth herein (other than the covenants which by their terms are to be performed prior to the Closing and which shall survive the Closing for a period of six (6) months after the Closing Date) that by their nature are required to be performed following the Closing Date shall survive, and thus a claim may be brought in respect of a breach thereof, until the last date on which each such covenant was required to be performed.

(d)  Notwithstanding anything to the contrary in this Section 7.1, in the event a Claim Notice is properly delivered in good faith under Section 7.3 by an Indemnified Party in connection with a claim for Losses related to, or arising out of, an inaccuracy or breach in any representation, warranty, covenant or agreement during the time periods provided for in Sections 7.1(a), (b) or (c) (the last day of each survival period, the “Expiration Date”), such representation, warranty, covenant or agreement will continue to survive until such claim is finally resolved by a Judgment that has become final and non-appealable. Following the corresponding Expiration Date, no claim for indemnification may be made or pursued (except as expressly permitted by the immediately preceding sentence) with respect to such representation and warranty, covenant or agreement.

7.2 Indemnification.

(a)  From and after the Closing Date and subject to the provisions of this Section 7 (including Section 7.4), the Company shall indemnify, defend and hold harmless each of the Subscribers and their respective Representatives, employees, Affiliates, successors and assigns (each, a “Subscribers Indemnified Party” and collectively, the “Subscribers Indemnified Parties”) from and against any and all Losses incurred by any or all of them resulting from: (i) any breach or inaccuracy of any of the representations and warranties made by the Company in Section 3, (ii) any breach of or failure to perform any covenant, agreement, or obligation to be performed by the Company under this Agreement, (iii) the Specified Indemnity, or (iv) any dilution suffered by any of the Subscribers, net of any Losses indemnified to such Subscribers under this Agreement and/or the Subscribers Subscription Agreement for substantially the same events or circumstances, as a result of the Company indemnifying any Person for a claim that is not a third party claim under (A) Section 9.2(a)(i) and/or Section 9.2(a)(iii) of any Subscription Agreement (excluding, for the avoidance of doubt, this Agreement and the Subscribers Subscription Agreement) entered into by the Company with one or more Persons in connection with the Equity Raise, (B)  Section 7.2(a)(i) and/or Section 7.2(a)(iii) of any of the Other Investors Subscription and Conversion Agreements entered into by the Company with one or more Third Party Investors and/or (C) for any breaches of representations and warranties of the Company under the definitive agreements entered into by the Company and the Category Four Lenders pursuant to which the Company issued Ordinary Shares to such Category Four Lenders as part of the Debt Conversion.

(b)  From and after the Closing Date and subject to the provisions of this Section 7 (including Section 7.4), the Subscribers shall severally but not jointly indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives, employees, Affiliates, successors and assigns (each, a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) from and against any and all Losses incurred by any or all of them resulting from: (i) any breach or inaccuracy of any of the representations and warranties made by such Subscriber in Section 4, (ii) any breach of or failure to perform any covenant, agreement, or obligation to be performed by such Subscriber under this Agreement, or (iii) any breach or inaccuracy of any of the representations and warranties made by such Subscriber in the Antitrust Representation Letter executed and delivered by such Subscriber on April 3, 2025, a copy of which is attached hereto as Exhibit A.

7.3 Indemnification Procedures.

(a)  In order for any Subscribers Indemnified Party or a Company Indemnified Party (either one, as applicable, “Indemnified Party”) to be entitled to any indemnification provided under this Section 7 the Indemnified Party must give reasonably prompt written notice of such claim (“Claim Notice”) to the party from whom indemnification is sought (“Indemnifying Party”); provided, however, that so long as such Claim Notice is given within the applicable time period set forth in Section 7.1, no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is prejudiced by reason of such delay. Each Claim Notice shall be in writing and (i) shall specify in reasonable detail the basis for indemnification claimed by the Indemnified Party, (ii) shall include copies of all available material written evidence thereof, provided that if such Claim Notice is being given with respect to a Third Party Claim, such Claim Notice shall describe in reasonable detail such Third Party Claim and shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnified Party, and (iii) shall specify the amount of (or if not finally determined, a good faith estimate of) the Losses being incurred by, or imposed upon, the Indemnified Party on account of the basis for the claim for indemnification.

(b)  Promptly after receipt by an Indemnified Party of written notice of the assertion of a claim by any Person who is not a party to this Agreement (a “Third Party Claim”) that may give rise to a claim for indemnification against an Indemnifying Party under this Section 7, the Indemnified Party shall give reasonably prompt written notice thereof in the form of a Claim Notice to the Indemnifying Party pursuant to Section 7.3(a). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such Third Party Claim.

(c)  The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise handle any Third Party Claim that is the subject of a Claim Notice given by or on behalf of any Indemnified Party. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise handle any such Third Party Claim, it shall, as soon as reasonably practicable, but in any event within a term of thirty (30) days following the date of delivery by the Indemnified Party of the Claim Notice with respect to such Third Party Claim (the “Dispute Period”), notify the Indemnified Party of its intent to do so; provided, that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party and, in the reasonable opinion of outside counsel to the Indemnified Party, cannot reasonably be separated from any related claim for money damages. If such injunction or other equitable relief portion of such Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages. If the Indemnifying Party elects to defend against, negotiate, settle with or otherwise handle any Third Party Claim within the Dispute Period, the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim. Notwithstanding any other provision of this Agreement to the contrary, the Indemnifying Party shall not consent to the entry of any Judgment or enter into any compromise or settlement with respect to a Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such Judgment, compromise or settlement involves solely the payment of money, without any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party.

(d)  If the Indemnifying Party elects not to, or does not elect within the Dispute Period to, defend against, negotiate, settle or otherwise handle any Third Party Claim, the Indemnified Party may defend against, negotiate, settle or otherwise handle such Third Party Claim and seek indemnification from the Indemnifying Party for any and all Losses (subject to the limitations set forth in Section 7 (including Section 7.4)) based upon, arising from or relating to such Third Party Claim; provided, that the Indemnified Party shall not consent to the settlement of, or the entry of any Judgment arising out of or in connection with, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)  The Indemnified Party and the Indemnifying Party shall reasonably cooperate with each other in connection with the defense, negotiation or settlement of any Third Party Claim, including the retention and, upon request, provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanations of any materials provided hereunder in a timely manner.

7.4 Limitations on Indemnification.

(a)  The amount of any Losses for which indemnification is provided under this Section 7 shall be net of any amounts (i) recovered by an Indemnified Party or its Affiliates under or pursuant to any insurance policy, and (ii) recovered by any such Person from any third party with respect to such Losses. In the event that any such recovery is made by an Indemnified Party or its Affiliates with respect to any Losses, as applicable, for which any such Indemnified Party has been indemnified hereunder and has received funds in the amount of such Losses, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnifying Party.

(b)  Notwithstanding anything herein to the contrary, (i) the Company shall not be liable to the Subscribers Indemnified Parties for any Losses pursuant to Section 7.2(a)(i) and/or Section 7.2(a)(iii), other than in respect of Fraud or breach of any Company Fundamental Representation, subject to the other limitations herein; and (ii) the Company shall not be liable to the Subscribers Indemnified Parties for any Losses arising under or in connection with this Agreement, other than in respect of Fraud, in excess of US $725,833.33, subject to the other limitations herein. Notwithstanding the foregoing, to the extent that the Company is liable to the Subscribers Indemnified Parties for any Losses under (i) Section 9.2(a)(i) of the Subscribers Subscription Agreement, after taking into account the applicable limitations on indemnification set forth thereunder, the Company shall also be liable to the Subscribers Indemnified Parties for all Losses under Section 7.2(a)(i) of this Agreement, but the aggregate Losses under Section 9.2(a)(i) of the Subscribers Subscription Agreement and Section 7.2(a)(i) of this Agreement shall be subject to all applicable limitations on indemnification for breaches of representations and warranties under Section 9.4 of the Subscribers Subscription Agreement, including Section 9.4(b)(i), Section 9.4(b)(ii), Section 9.4(b)(iii) and Section 9.4(b)(v); and (ii) Section 9.2(a)(iii) of the Subscribers Subscription Agreement, after taking into account the applicable limitations on indemnification set forth thereunder, the Company shall also be liable to the Subscribers Indemnified Parties for all Losses under Section 7.2(a)(iii) of this Agreement, but the aggregate Losses under Section 9.2(a)(iii) of the Subscribers Subscription Agreement and Section 7.2(a)(iii) of this Agreement shall be subject to all applicable limitations on indemnification for the Specified Indemnity (as defined hereunder and thereunder) under Section 9.4 of the Subscribers Subscription Agreement, including Section 9.4(b)(i), Section 9.4(b)(ii), Section 9.4(b)(iv) and Section 9.4(b)(v).

(c)  Notwithstanding anything herein to the contrary, (i) no Subscriber shall be liable to the Company Indemnified Parties for any Losses pursuant to Section 7.2(b)(i) and/or Section 7.2(b)(iii) which, individually considered, do not exceed US $10,000 (the “De Minimis Exclusion”) and no individual claim for Losses that do not exceed the De Minimis Exclusion shall be considered in determining the amount of Losses under Section 7.2(b)(i) and/or Section 7.2(b)(iii) unless a series of similar events arising from the same circumstances exceed the De Minimis Exclusion; (ii) no Subscriber shall be liable to the Company Indemnified Parties for any Losses pursuant to Section 7.2(b)(i) and/or Section 7.2(b)(iii), other than in respect of Fraud or breach of any Subscriber Fundamental Representation, until the aggregate amount of such Losses (excluding, for the avoidance of doubt, any Losses pursuant to Section 7.2(b)(i) and/or Section 7.2(b)(iii) which, individually considered, do not exceed the De Minimis Exclusion) exceeds an amount equal to US $18,100, at which time a Subscriber shall be severally but not jointly liable for the entire amount of all such Losses, subject to the other limitations herein; (iii) no Subscriber shall be liable to the Company Indemnified Parties for any Losses pursuant to Section 7.2(b)(i) and/or Section 7.2(b)(iii), other than in respect of Fraud or breach of any Subscriber Fundamental Representation, in excess of US $72,500, subject to the other limitations herein; and (iv) no Subscriber shall be liable to the Company Indemnified Parties for any Losses arising under or in connection with this Agreement, other than in respect of Fraud, in excess of US $725,833.33, subject to the other limitations herein. For the avoidance of doubt, any liability of a Subscriber under this Section 7 shall be several and not joint (in accordance with such Subscriber’s Percentage Allocation).

(d)  Notwithstanding anything herein to the contrary, (i) no Indemnifying Party will have any obligation to indemnify for any Losses until a final, non-appealable Judgment is rendered with respect to such Claim Notice or a written agreement is entered into by the parties; and (ii) where substantially the same events or circumstances qualify under one or more single or multiple claims or under one or more provisions of this Agreement, the Indemnified Party shall not be entitled to double or duplicative recovery of Losses arising out of such events or circumstances, or to calculate its Losses by duplicating or double counting its Losses arising out of such events or circumstances.

(e)  In the event that the Company has an obligation to indemnify any Subscribers Indemnified Party for any Losses under this Section 7, the Company shall, within ten (10) Business Days (or any other date agreed in writing by the Company and such Subscribers Indemnified Party) after such Losses have been finally determined and are owed by the Company in accordance with Section 7.4(d), at its option, pay the amount of such Losses either by (i) wire transfer of immediately available funds to an account designated in writing by such Subscribers Indemnified Party, or (ii) issuing a warrant exercisable into Ordinary Shares to such Subscribers Indemnified Party in the form attached hereto as Exhibit B (the “Indemnity Warrant”), that will entitle such Subscribers Indemnified Party to a number of Ordinary Shares resulting from the quotient of (x) the amount of such Losses, and (y) the fair market value of an Ordinary Share at the time of the payment obligation, which, to the extent the Ordinary Shares of the Company are traded over-the-counter (OTC) or in any stock exchange, shall be equivalent to the Company’s Ordinary Shares VWAP for the period of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of payment. The Exercise Price (as defined in the Indemnity Warrant) under such Indemnity Warrant shall be US $0.01.

(f)  In the event that any Subscriber has an obligation to indemnify a Company Indemnified Party for any Losses under this Section 7, such Subscriber shall pay the amount of such Losses within ten (10) Business Days (or any other date agreed in writing by such Subscriber and such Company Indemnified Party) after such Losses have been finally determined and are owed by such Subscriber in accordance with Section 7.4(d) by wire transfer of immediately available funds to an account designated in writing by such Company Indemnified Party.

(g)  Each Indemnified Party agrees that in the event of any breach giving rise to an indemnification obligation under this Section 7 such Indemnified Party shall take and shall cause its Affiliates to take, or cooperate with the Indemnifying Party, if so requested by the Indemnifying Party, in order to take, all reasonable measures to mitigate the consequences of the related breach (including taking steps to prevent any contingent liability from becoming an actual liability).

7.5 Exclusive Remedy. Notwithstanding anything herein to the contrary and subject to the first sentence in Section 8.8, following the Closing Date, the indemnification obligations under this Section 7 shall be the sole and exclusive remedy of the parties (other than remedies based on Fraud) for any inaccuracy or breach of any representation, warranty, covenant, obligation or other agreement contained in this Agreement.

8. Miscellaneous.

8.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal action, suit or proceeding concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action, suit or proceeding is improper or is an inconvenient venue for such proceeding.

8.3 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (A) upon personal delivery to the party to be notified, (B) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, or (C) five business days after having been sent by an internationally recognized overnight courier. All communications shall be sent to the respective parties at the following physical or e-mail addresses (or to such other physical and e-mail address as a party may have specified by notice pursuant to this provision):

(a) if to the Company:

Procaps Group, S.A.

9 Rue de Bitbourg

L-1273 Luxembourg

Grand Duchy of Luxembourg

Attention: Alejandro Weinstein and Melissa Angelini

E-mail: alexandre@bechutzpah.ch; mangelini@procapsgroup.com

With a copy (without constituting notice) to:

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue, Suite 4400

Miami, Florida 33131

Attention: Antonio Peña

Email: Antonio@gtlaw.com

(b)  if to the Subscribers, to physical or e-mail address set forth on each Subscriber’s signature pages hereto with a copy to:

Fox Horan & Camerini LLP.

885 3rd Avenue

17th Floor

New York, NY 10022

Attention: Ezequiel A. Camerini

Email: eacamerini@foxlex.com

8.7 Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

8.8 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Subscribers and the Company will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8.9 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Subscribers.

8.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or to any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, consent or approval of any kind on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the Subscribers Subscription Agreement and/or by Law or otherwise afforded to any party hereunder or thereunder, shall be cumulative and not alternative.

8.12 Press Releases. The Company, on the one hand, and the Subscribers, on the other, will consult with each other and will mutually agree upon any press release or public announcement pertaining to the transactions contemplated by this Agreement, and shall not issue any such press release or public announcement prior to such consultation and agreement, except for public announcements or filings reasonably deemed required by or appropriate pursuant to applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

8.13 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Subscription and Conversion Agreement as of the date first written above.

COMPANY:

PROCAPS GROUP, S.A.

By:	/s/ Melissa Angelini
Name:	Melissa Angelini
Title:	Co-Chief Executive Officer

By:	/s/ Camilo Camacho
Name:	Camilo Camacho
Title:	Co-Chief Executive Officer

[Signature Page to Flying Fish, ST Commercial & Santana Subscription and Conversion Agreement]

SUBSCRIBERS:

FLYING FISH VENTURES L.P.

By:	/s/ Cristian Arnolds
Name:	Cristian Arnolds
Title:	Attorney-in-Fact

Address:	Isidora Goyenechea 3642, piso 7 Las Condes, Santiago-Chile
E-mail:	carnolds@ffv.cl

SAINT THOMAS COMMERCIAL S.A.

By:
Name:
Title:

Address:	El Bosque Norte 0177, piso 14, Las Condes, Santiago, Chile
E-mail:	thurtado@santana.cl

SANTANA S.A.

By:
Name:
Title:

Address:	El Bosque Norte 0177, piso 14, Las Condes, Santiago, Chile
E-mail:	thurtado@santana.cl

[Signature Page to Flying Fish, ST Commercial & Santana Subscription and Conversion Agreement]

SUBSCRIBERS:

FLYING FISH VENTURES L.P.

By:
Name:	Cristian Arnolds
Title:	Attorney-in-Fact

Address:	Isidora Goyenechea 3642, piso 7 Las Condes, Santiago-Chile
E-mail:	carnolds@ffv.cl

SAINT THOMAS COMMERCIAL S.A.

By:	/s/ Leonidas Vial Echeverría
Name:	Leonidas Vial Echeverría
Title:	Chairman

Address:	El Bosque Norte 0177, piso 14, Las Condes, Santiago, Chile
E-mail:	thurtado@santana.cl

SANTANA S.A.

By:	/s/ Leonidas Vial Echeverría
Name:	Leonidas Vial Echeverría
Title:	Chairman

Address:	El Bosque Norte 0177, piso 14, Las Condes, Santiago, Chile
E-mail:	thurtado@santana.cl

[Signature Page to Flying Fish, ST Commercial & Santana Subscription and Conversion Agreement]

EXHIBIT A

Antitrust Representation Letters of the Subscribers

(See attached)

Execution Version

REPRESENTATION

This Representation (this “Representation”) is made as of April 3, 2025, by Flying Fish Ventures L.P., a Canadian limited partnership (the “Investor”) in connection with its investment in Procaps Group, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B253360 (the “Company”).

PREAMBLE

(1)	The Investor acknowledges that certain jurisdictions require the aggregation of shareholdings (and turnover) for regulatory filing purposes if the Investor is deemed to be under common control with another shareholder of, or investor in, the Company.

(2)	The Investor further acknowledges that the standard for determining control in this context is based on applicable competition law provisions, including but not limited to the concept of “control” as defined in the European Union Merger Regulation (Council Regulation (EC) No 139/2004 - “EUMR”) and as further clarified in relevant guidance such as the European Union’s Consolidated Jurisdictional Notice.

(3)	For the purposes of this Representation, control exists, in particular, where an entity has the ability to exercise decisive influence over another, whether through: (i) majority voting rights, (ii) the power to appoint or remove a majority of board members, or (iii) contractual or economic means that confer influence over key strategic decisions such as budgets, business plans, major investments, or management appointments. Control may be sole or joint and can arise directly or indirectly, de jure or de facto, including through veto rights or coordinated decision-making.

(4)	For the purposes of this Representation, “Affiliate” means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with, such person. For purposes of this definition, the term “person” means individual, corporation, partnership, trust, limited liability company, association or any other entity.

(5)	This Representation is provided to confirm that the Investor is not under common control with any of the shareholders or investors in the Company indicated below (“Other Investor”) and to ensure compliance with applicable competition laws and regulatory requirements. Other Investors for the purposes of this Representation are the following:

●	Hoche Partners Pharma Holding S.A.

●	Santana S.A.

●	Saint Thomas Commercial S.A.

●	Compañía de Seguros de Vida Consorcio Nacional de Seguros S.A.

●	Corales, LLC

●	BTG Pactual Chile S.A. Corredores de Bolsa

●	Regina International LP

●	Chemo Project SA

●	Becaril S.A.

●	Sognatore Trust

●	Simphony Trust

●	Deseja Trust

1.	REPRESENTATION OF INDEPENDENCE

The Investor represents, as of the date hereof and as of the closing of its investment into the Company, that:

1.1	The Investor does not exercise, nor does it have the ability to exercise, sole or joint control over any Other Investor within the meaning of control as defined under applicable competition law provisions, including but not limited to the EUMR and relevant jurisdictional guidance.

1.2	The Investor is not under the direct or indirect sole or joint control of the same ultimate parent entity as any Other Investor, nor is it a subsidiary of, or otherwise controlled by, a common person or entity that would render it affiliated for purposes of regulatory aggregation.

1.3	The Investor (i) has informed the Company that it is entering into a Shareholder Nomination and Voting Agreement with Other Investors at the time of the closing of its investment into the Company (the “Shareholders’ Agreement”) and (ii) represents that neither the Shareholders’ Agreement nor any other agreement, arrangement, or understanding, whether formal or informal, that may exist between the Investor and any Other Investor, if any, would confer sole or joint control over the Company. Notwithstanding the terms of the Shareholders’ Agreement (which terms include certain coordination on voting and governance decisions), the Investor does not coordinate its voting, investment, or governance decisions in a manner that would result in joint control of the Company.

1.4	The Investor makes independent investment and voting decisions with respect to the Company, without consultation, coordination, or influence from any Other Investor in a manner that would establish sole or joint control.

1.5	Other than participating in the management body of Santana S.A. and/or some of its respective Affiliates, the Investor does not have board representation at any Other Investor or at any Other Investor’s Affiliates. The Investor does not possess the ability to influence the appointment or removal of directors at any Other Investor in a manner that would establish sole or joint control of the Company.

1.6	The Investor does not possess veto rights over strategic commercial decisions (such as approval of budgets, business plans, major investments, or management appointments) in any common investee entity in a manner that, when aggregated with any Other Investor, would amount to joint control or otherwise allow the Investor to exercise sole control of the Company.

1.7	The Investor does not provide or receive financial support (e.g., loans, guarantees, revenue dependence) from any Other Investor in a way that would result in one exerting decisive influence over the other, whether as sole or joint control.

2.	MISCELLANEOUS

2.1	The Investor agrees to notify the Company promptly in the event that any of the representations made herein cease to be true during the period of its investment, including but not limited to any changes in ownership, governance, or decision-making arrangements that could result either in the Investor being deemed to be under common control or in the acquisition of sole or joint control over any Other Investor or any common investee entity which, when aggregated with any Other Investor, would amount to joint control or otherwise allow the Investor to exercise sole control of the Company.

2.2	If required by a competition or regulatory authority, the Investor agrees to cooperate in good faith to demonstrate its independence and ensure compliance with applicable laws. The Investor shall provide documentation, as necessary, to confirm the absence of common control.

2.3	The Investor acknowledges that a material misrepresentation or breach of this Representation may result in remedial actions to ensure compliance with competition laws.

Flying Fish Ventures L.P.

By:	/s/ Cristian Arnolds
Name:	Cristian Arnolds
Title:	Attorney-in-Fact

[Signature Page of the Antitrust Representation Letter]

Execution Version

REPRESENTATION

This Representation (this “Representation”) is made as of April 3, 2025, by Saint Thomas Commercial S.A., a sociedad anónima organized under the laws of Panama (the “Investor”) in connection with its investment in Procaps Group, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B253360 (the “Company”).

PREAMBLE

(1)	The Investor acknowledges that certain jurisdictions require the aggregation of shareholdings (and turnover) for regulatory filing purposes if the Investor is deemed to be under common control with another shareholder of, or investor in, the Company.

(2)	The Investor further acknowledges that the standard for determining control in this context is based on applicable competition law provisions, including but not limited to the concept of “control” as defined in the European Union Merger Regulation (Council Regulation (EC) No 139/2004 - “EUMR”) and as further clarified in relevant guidance such as the European Union’s Consolidated Jurisdictional Notice.

(3)	For the purposes of this Representation, control exists, in particular, where an entity has the ability to exercise decisive influence over another, whether through: (i) majority voting rights, (ii) the power to appoint or remove a majority of board members, or (iii) contractual or economic means that confer influence over key strategic decisions such as budgets, business plans, major investments, or management appointments. Control may be sole or joint and can arise directly or indirectly, de jure or de facto, including through veto rights or coordinated decision-making.

(4)	For the purposes of this Representation, “Affiliate” means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with, such person. For purposes of this definition, the term “person” means individual, corporation, partnership, trust, limited liability company, association or any other entity.

(5)	This Representation is provided to confirm that the Investor is not under common control with any of the shareholders or investors in the Company indicated below (“Other Investor”) and to ensure compliance with applicable competition laws and regulatory requirements. Other Investors for the purposes of this Representation are the following:

●	Hoche Partners Pharma Holding S.A.

●	Flying Fish Ventures L.P.

●	Santana S.A.

●	Compañía de Seguros de Vida Consorcio Nacional de Seguros S.A.

●	Corales, LLC

●	BTG Pactual Chile S.A. Corredores de Bolsa

●	Regina International LP

●	Chemo Project SA

●	Becaril S.A.

●	Sognatore Trust

●	Simphony Trust

●	Deseja Trust

1.	REPRESENTATION OF INDEPENDENCE

The Investor represents, as of the date hereof and as of the closing of its investment into the Company, that:

1.1	The Investor does not exercise, nor does it have the ability to exercise, sole or joint control over any Other Investor within the meaning of control as defined under applicable competition law provisions, including but not limited to the EUMR and relevant jurisdictional guidance.

1.2	The Investor is not under the direct or indirect sole or joint control of the same ultimate parent entity as any Other Investor, nor is it a subsidiary of, or otherwise controlled by, a common person or entity that would render it affiliated for purposes of regulatory aggregation.

1.3	The Investor (i) has informed the Company that it is entering into a Shareholder Nomination and Voting Agreement with Other Investors at the time of the closing of its investment into the Company (the “Shareholders’ Agreement”) and (ii) represents that neither the Shareholders’ Agreement nor any other agreement, arrangement, or understanding, whether formal or informal, that may exist between the Investor and any Other Investor, if any, would confer sole or joint control over the Company. Notwithstanding the terms of the Shareholders’ Agreement (which terms include certain coordination on voting and governance decisions), the Investor does not coordinate its voting, investment, or governance decisions in a manner that would result in joint control of the Company.

1.4	The Investor makes independent investment and voting decisions with respect to the Company, without consultation, coordination, or influence from any Other Investor in a manner that would establish sole or joint control.

1.5	Other than participating in the management body of Santana S.A. the Investor does not have board representation at any Other Investor or at any Other Investor’s Affiliates. The Investor does not possess the ability to influence the appointment or removal of directors at any Other Investor in a manner that would establish sole or joint control of the Company.

1.6	The Investor does not possess veto rights over strategic commercial decisions (such as approval of budgets, business plans, major investments, or management appointments) in any common investee entity in a manner that, when aggregated with any Other Investor, would amount to joint control or otherwise allow the Investor to exercise sole control of the Company.

1.7	The Investor does not provide or receive financial support (e.g., loans, guarantees, revenue dependence) from any Other Investor in a way that would result in one exerting decisive influence over the other, whether as sole or joint control.

2.	MISCELLANEOUS

2.1	The Investor agrees to notify the Company promptly in the event that any of the representations made herein cease to be true during the period of its investment, including but not limited to any changes in ownership, governance, or decision-making arrangements that could result either in the Investor being deemed to be under common control or in the acquisition of sole or joint control over any Other Investor or any common investee entity which, when aggregated with any Other Investor, would amount to joint control or otherwise allow the Investor to exercise sole control of the Company.

2.2	If required by a competition or regulatory authority, the Investor agrees to cooperate in good faith to demonstrate its independence and ensure compliance with applicable laws. The Investor shall provide documentation, as necessary, to confirm the absence of common control.

2.3	The Investor acknowledges that a material misrepresentation or breach of this Representation may result in remedial actions to ensure compliance with competition laws.

Saint Thomas Commercial S.A.

By:	/s/ Carlos Vial Claro
Name:	Carlos Vial Claro
Title:	Director

By:	/s/ Leon Vial Claro
Name:	Leon Vial Claro
Title:	Director

[Signature Page of the Antitrust Representation Letter]

REPRESENTATION

This Representation (this “Representation”) is made as of April 3, 2025, by Santana S.A., a sociedad anónima organized under the laws of Chile (the “Investor”) in connection with its investment in Procaps Group, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B253360 (the “Company”).

PREAMBLE

(1)	The Investor acknowledges that certain jurisdictions require the aggregation of shareholdings (and turnover) for regulatory filing purposes if the Investor is deemed to be under common control with another shareholder of, or investor in, the Company.

(2)	The Investor further acknowledges that the standard for determining control in this context is based on applicable competition law provisions, including but not limited to the concept of “control” as defined in the European Union Merger Regulation (Council Regulation (EC) No 139/2004 - “EUMR”) and as further clarified in relevant guidance such as the European Union’s Consolidated Jurisdictional Notice.

(3)	For the purposes of this Representation, control exists, in particular, where an entity has the ability to exercise decisive influence over another, whether through: (i) majority voting rights, (ii) the power to appoint or remove a majority of board members, or (iii) contractual or economic means that confer influence over key strategic decisions such as budgets, business plans, major investments, or management appointments. Control may be sole or joint and can arise directly or indirectly, de jure or de facto, including through veto rights or coordinated decision-making.

(4)	For the purposes of this Representation, “Affiliate” means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with, such person. For purposes of this definition, the term “person” means individual, corporation, partnership, trust, limited liability company, association or any other entity.

(5)	This Representation is provided to confirm that the Investor is not under common control with any of the shareholders or investors in the Company indicated below (“Other Investor”) and to ensure compliance with applicable competition laws and regulatory requirements. Other Investors for the purposes of this Representation are the following:

●	Hoche Partners Pharma Holding S.A.

●	Flying Fish Ventures L.P.

●	Saint Thomas Commercial S.A.

●	Compañía de Seguros de Vida Consorcio Nacional de Seguros S.A.

●	Corales, LLC

●	BTG Pactual Chile S.A. Corredores de Bolsa

●	Regina International LP

●	Chemo Project SA

●	Becaril S.A.

●	Sognatore Trust

●	Simphony Trust

●	Deseja Trust

1.	REPRESENTATION OF INDEPENDENCE

The Investor represents, as of the date hereof and as of the closing of its investment into the Company, that:

1.1	The Investor does not exercise, nor does it have the ability to exercise, sole or joint control over any Other Investor within the meaning of control as defined under applicable competition law provisions, including but not limited to the EUMR and relevant jurisdictional guidance.

1.2	The Investor is not under the direct or indirect sole or joint control of the same ultimate parent entity as any Other Investor, nor is it a subsidiary of, or otherwise controlled by, a common person or entity that would render it affiliated for purposes of regulatory aggregation.

1.3	The Investor (i) has informed the Company that it is entering into a Shareholder Nomination and Voting Agreement with Other Investors at the time of the closing of its investment into the Company (the “Shareholders’ Agreement”) and (ii) represents that neither the Shareholders’ Agreement nor any other agreement, arrangement, or understanding, whether formal or informal, that may exist between the Investor and any Other Investor, if any, would confer sole or joint control over the Company. Notwithstanding the terms of the Shareholders’ Agreement (which terms include certain coordination on voting and governance decisions), the Investor does not coordinate its voting, investment, or governance decisions in a manner that would result in joint control of the Company.

1.4	The Investor makes independent investment and voting decisions with respect to the Company, without consultation, coordination, or influence from any Other Investor in a manner that would establish sole or joint control.

1.5	Other than participating in the management body of Saint Thomas Commercial S.A. the Investor does not have board representation at any Other Investor or at any Other Investor’s Affiliates. The Investor does not possess the ability to influence the appointment or removal of directors at any Other Investor in a manner that would establish sole or joint control of the Company.

1.6	The Investor does not possess veto rights over strategic commercial decisions (such as approval of budgets, business plans, major investments, or management appointments) in any common investee entity in a manner that, when aggregated with any Other Investor, would amount to joint control or otherwise allow the Investor to exercise sole control of the Company.

1.7	The Investor does not provide or receive financial support (e.g., loans, guarantees, revenue dependence) from any Other Investor in a way that would result in one exerting decisive influence over the other, whether as sole or joint control.

2.	MISCELLANEOUS

2.1	The Investor agrees to notify the Company promptly in the event that any of the representations made herein cease to be true during the period of its investment, including but not limited to any changes in ownership, governance, or decision-making arrangements that could result either in the Investor being deemed to be under common control or in the acquisition of sole or joint control over any Other Investor or any common investee entity which, when aggregated with any Other Investor, would amount to joint control or otherwise allow the Investor to exercise sole control of the Company.

2.2	If required by a competition or regulatory authority, the Investor agrees to cooperate in good faith to demonstrate its independence and ensure compliance with applicable laws. The Investor shall provide documentation, as necessary, to confirm the absence of common control.

2.3	The Investor acknowledges that a material misrepresentation or breach of this Representation may result in remedial actions to ensure compliance with competition laws.

Santana S.A.

By:	/s/ Carlos Vial Claro
Name:	Carlos Vial Claro
Title:	Director

By:	/s/ Leon Vial Claro
Name:	Leon Vial Claro
Title:	Director

[Signature Page of the Antitrust Representation Letter]

EXHIBIT B

Form of Indemnity Warrant

(See attached)

EXHIBIT B

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

FORM OF ORDINARY SHARE PURCHASE WARRANT

PROCAPS GROUP, S.A.

Warrant Shares [●]	Issue Date: [●], [●]

THIS ORDINARY SHARE PURCHASE WARRANT (the “Warrant”) certifies that, for value received, [●], a [●], or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date of issuance of this Warrant (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on the fifth (5th) anniversary of the Issue Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Procaps Group, S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9 rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B253360 (the “Company”), up to [●] Ordinary Shares (the “Warrant Shares”). The purchase price of one Ordinary Share under this Warrant shall be equal to the Exercise Price, as defined in Section 2.2. The Warrant is being issued pursuant to that certain Subscription and Conversion Agreement, dated April 9, 2025, between the Company and the Holder (as further amended and/or restated from time to time, the “Subscription and Conversion Agreement”).

1.  Definitions. In addition to the terms defined above (or elsewhere in this Warrant), the following terms used in this Warrant shall be construed to have the meanings set forth or referenced below:

“Assignment Form” means the Assignment Form, in form and substance attached hereto as Exhibit A.

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in the Grand Duchy of Luxembourg or in New York, NY, are authorized by law to close.

“Ordinary Shares” means the ordinary shares of the Company, each having a nominal value of $0.01 per share.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.	Exercise.

2.1 Exercise of Warrant. Exercise of the subscription rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed Notice of Exercise in the form attached hereto as Exhibit B (the “Notice of Exercise”). Within five (5) Business Days following delivery of the Notice of Exercise, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer of immediately available funds to a bank account designated by the Company or good certified check in lawful money of the United States. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has subscribed for and purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Business Days following the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in subscriptions and purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of reducing the original number of Warrant Shares by the number of Warrant Shares subscribed for and issued pursuant to all partial exercises under this Warrant. The Holder and the Company shall maintain records showing the number of Warrant Shares subscribed for and purchased, the aggregate Exercise Price of such Warrant Shares and the date of such subscriptions and purchases. The Company shall deliver any objection to any Notice of Exercise within three (3) Business Days of receipt of a Notice of Exercise. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the subscription and purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for subscription and purchase hereunder at any given time may be less than the amount stated on the face hereof.

2.2 Exercise Price. The exercise price per Ordinary Share under this Warrant shall be $0.01 (the “Exercise Price”).

2.3 Mechanics of Exercise.

(a)  Delivery of Warrant Shares Upon Exercise. The Company shall issue the number of Warrant Shares subscribed for and purchased hereunder to the Holder, and shall deliver, or caused to be delivered, to the Holder a copy of the records of the Company’s transfer agent (the “Transfer Agent”), showing the Holder as the owner of the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address or email address specified in such Notice of Exercise by the date that is two (2) Business Days after delivery of the aggregate Exercise Price to the Company (such date, the “Warrant Share Delivery Date”).

(b)  No Fractional Shares or Scrip. No fractional Warrant Shares shall be issued upon any exercise of this Warrant. As to any fraction of a Warrant Share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall round down to the number of Warrant Shares to be issued to the Holder to the next whole share and the aggregate Exercise Price for all such Warrant Shares shall be reduced by an amount equal to such fraction of a Warrant Share, multiplied by the Exercise Price.

(c)  Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form duly executed by the Holder, and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

(d)  Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

3.	Certain Adjustments.

3.1 Share Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of reverse share split) outstanding Ordinary Shares into a smaller number of shares, or (iv) issues by reclassification of shares of the Ordinary Shares into any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3.1 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

3.2 Fundamental Transaction.

(a)  If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person (excluding a merger effected solely to change the Company’s name or domicile), (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property, and, as a result of such reclassification, reorganization or recapitalization, a Person or group of Persons own more than 50% of the outstanding securities, cash and/or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding Ordinary Shares (not including any Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, this Warrant (to the extent not fully exercised for Warrant Shares) shall, subject to Section 3.2(b) below, remain outstanding, and upon any subsequent exercise of this Warrant or termination and cancellation of this Warrant under Section 3.2(b) below, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction. For purposes of any such exercise or termination and cancellation, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant or termination and cancellation of this Warrant under Section 3.2(b) below following such Fundamental Transaction. To the extent this Warrant is not exercised, terminated or cancelled, the Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other transaction documents in accordance with the provisions of this Section 3.2 pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Ordinary Shares acquirable and receivable upon exercise of this Warrant prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in the form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction and to the extent this Warrant is not exercised, terminated or cancelled, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other transaction documents with the same effect as if such Successor Entity had been named as the Company herein. For the avoidance of doubt, the Holder shall have the right to exercise this Warrant and the Company shall have the right to terminate and cancel this Warrant under Section 3.2(b), prior to the consummation of any Fundamental Transaction, or any other corporate event or other transaction contemplated by this Section 3.2(a), instead of giving effect to the provisions of this Section 3.2(a).

(b)  Notwithstanding anything to the contrary contained herein, including the terms of Section 3.2(a), in the event the Holder does not elect to fully exercise this Warrant prior to the consummation of a Fundamental Transaction, the Company shall have the right, exercisable at its sole discretion, to terminate and cancel this Warrant upon consummation of such Fundamental Transaction by delivering, or causing to be delivered, to the Holder the Ordinary Shares or other consideration the Holder would have received as a result of such Fundamental Transaction had the Holder exercised this Warrant immediately prior to the occurrence of such Fundamental Transaction, less the aggregate Exercise Price that would have been payable by the Holder upon the exercise of this Warrant immediately prior to the occurrence of such Fundamental Transaction. In the event the Company exercises its right to terminate and cancel this Warrant pursuant to the preceding sentence, this Warrant shall automatically terminate and be of no further force or effect, and the rights and obligations of the Company hereunder shall terminate and be of no further force or effect.

3.3 Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding.

3.4 Notice to Holder.

(a)  Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to this Section 3, the Company shall promptly deliver written notice to the Holder setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(b)  Notice to Allow Exercise by Holder. If (i) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares, (iii) the Company shall authorize the granting to all holders of the Ordinary Shares rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Ordinary Shares is converted into other securities, cash or property, or (v) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register (as defined below) of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

4.	Transfer of Warrant.

4.1 Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4.4 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with an Assignment Form duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon assignment of all or any portion of this Warrant, the Holder shall physically surrender this Warrant to the Company within three (3) Business Days of the date on which the Holder delivers an Assignment Form to the Company assigning this Warrant. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such Assignment Form, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the subscription and purchase of Warrant Shares without having a new Warrant issued.

4.2 New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4.1, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the original Issue Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

4.3 Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

4.4 Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder provide an opinion of counsel selected by the Holder and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act.

4.5 Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

5.	Miscellaneous.

5.1 No Rights as Shareholder Until Exercise; No Cashless Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise hereof as set forth in Section 2. The Holder acknowledges and agrees that no “cashless exercise” shall be permitted pursuant to the terms hereof and, without limiting any rights of a Holder to receive cash payments pursuant to Section 2.3(b) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

5.2 Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

5.3 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.4 Authorized Shares. The Company covenants that, during the period commencing on the Initial Exercise Date and ending on the Termination Date, it will reserve from its authorized and unissued Ordinary Shares a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue or any restrictions imposed by applicable securities laws).

5.5 Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Subscription and Conversion Agreement.

5.6 Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

5.7 Nonwaiver. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies.

5.8 Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Subscription and Conversion Agreement.

5.9 Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages may not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees not to assert the defense in any action for specific performance that a remedy at law would be adequate.

5.10 Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder.

5.11 Amendment. This Warrant may be modified or amended or the provisions hereof waived only with the written consent of the Company and the Holder.

5.12 Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

5.13 Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

5.14 Execution. This Warrant may be executed in one or more counterparts, each of which shall be deemed an original, but together shall constitute the same instrument. This Warrant may be executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf” or similar format data file, in which case such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” or similar format signature page were an original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

PROCAPS GROUP, S.A.

By:
Name:
Title:

(Signature Page to Warrant)

EXHIBIT A

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to exercise the Warrant to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: __________ ____, _____

Holder’s Signature: ______________________

Holder’s Address: _______________________

EXHIBIT B

NOTICE OF EXERCISE

TO:	PROCAPS GROUP, S.A.

(1)  The undersigned hereby elects to subscribe for and purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ a wire transfer in lawful money of the United States to a bank account designated by the Company; or

☐ a good certified check in lawful money of the United States.

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

SCHEDULE 2(g)

Category Four Loan Agreements

(See attached)

SCHEDULE 3.3

Company Subsidiaries

(See attached)

SCHEDULE 3.10

Litigation

(See attached)

SCHEDULE 3.12

Property – Encumbrances

(See attached)

SCHEDULE 3.14

Exceptions to Permits

(See attached)

SCHEDULE 3.15

Transactions With Related Parties

(See attached)

SCHEDULE 3.18(a)

Indebtedness

(See attached)

SCHEDULE 3.18(b)

Balance Sheet and Statement of Income

(See attached)

SCHEDULE 3.20

Intellectual Property

(See attached)

SCHEDULE 3.21

Insurance

(See attached)

SCHEDULE 5.4

Debt Restructuring Terms

(See attached)

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